Execution Copy

PPF GROUP GUARANTEE

BETWEEN

PPF GROUP N.V.

as PPF Group Guarantor

and

CME MEDIA ENTERPRISES B.V.

and

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD

as Beneficiaries

DATED 2 MAY 2005

DEWEY BALLANTINE
London

THIS PPF GROUP GUARANTEE (this "PPF Group Guarantee") is made by way of a deed on 2 May 2005,

BETWEEN:

(1)
PPF GROUP N.V. a company established and existing under the laws of the Netherlands, with its seat at Herengracht 450 - 454, 1017CA Amsterdam, The Netherlands, Reg. Number: 33093266 (the "PPF Group Guarantor");

(2)	CME MEDIA ENTERPRISES B.V., a company organized under the laws of the Netherlands, and having its seat at Birkstraat 89, 3768 HD Soest, the Netherlands ("CME ME"); and

(3)	CENTRAL EUROPEAN MEDIA ENTERPRISES LTD, a company organized under the laws of Bermuda, and having its registered office at Clarendon House, Church Street, Hamilton, HM CX Bermuda ("CME Ltd").

WHEREAS:

(A)
PPF (Cyprus) Ltd is a company organised under the laws of the Republic of Cyprus with registered number HE 92433 and having its registered office at Arch. Makariou III, 2-4, Capital Center, 9th Floor, PC 1505, Nicosia, Cyprus ("PPF");

(B)	PPF is a wholly-owned subsidiary of the PPF Group Guarantor;

(C)	PPF, CME ME and CME Ltd have entered into a framework agreement on December 13, 2004 pursuant to which CME ME shall purchase from PPF 85% of the TV Nova Group (the "Framework Agreement");

(D)
Pursuant to the Framework Agreement, PPF has agreed to procure the Guarantee by the Guarantor in favour of CME ME and CME Ltd (the "Beneficiaries") of the performance of PPF's or any of its affiliates payment obligations under the Transaction Documents, and PPF has agreed to procure a PPF Group guarantee by the PPF Group Guarantor in favour of the Beneficiaries of the performance of the Guarantor's obligations under the Guarantee.

(E)	The PPF Group Guarantor hereby agrees to provide such a PPF Group guarantee.

IT IS AGREED as follows:

1	Definitions and Interpretations

In this PPF Group Guarantee the words and expressions used shall, unless expressly defined herein, have the same meanings ascribed to them in the Guarantee and the Framework Agreement, except that references to Clauses are to clauses of this PPF Group Guarantee.

2	Guarantee

2.1
In consideration of the Beneficiaries entering into the Framework Agreement with PPF, the PPF Group Guarantor irrevocably and unconditionally guarantees to the Beneficiaries the full and prompt performance, payment and satisfaction of all of the Guarantor’s obligations under the Guarantee (including without limitation the payment of or posting of security upon any Demand by the Beneficiaries or payment to the Beneficiaries pursuant to ancillary demands made under the Guarantee from time to time) (the "Guarantor Obligations"), provided that the aggregate Demands made under the Guarantee amount to CZK 2,000,000,000 or more, provided, that all Guarantor Obligations shall be subject to this PPF Group Guarantee after the threshold has been exceeded.

2.2	Time for Making Payments

If the Guarantor has failed to pay or perform any of the Guarantor Obligations following a demand by any of the Beneficiaries for such payment or performance, the PPF Group Guarantor shall without undue delay and under no circumstances later than 15 days after written demand by the Beneficiaries (a "PG Demand") pay or perform the relevant Guarantor Obligation pursuant to the PG Demand

2.3	Undertaking

The PPF Group Guarantor undertakes that it shall at all times while this PPF Group Guarantee is in effect have sufficient assets available to it to satisfy any Guarantor Obligations that may arise during such period on the basis provided herein.

3	Waiver of defences

The obligations of the PPF Group Guarantor under this PPF Group Guarantee shall not be affected by any act, omission or thing which but for this provision would reduce release or prejudice any of its obligations under this PPF Group Guarantee including:

(i)	any alteration to any provision of the Guarantee or in the extent or nature of the obligations to be performed pursuant to the Guarantee;

(ii)	the granting by the Beneficiaries of any time or other indulgence;

(iii)	any concession or arrangement granted or made by the Beneficiaries to or with PPF or the Guarantor;

(iv)
the taking by the Beneficiaries of any other security (including any Substitute Security, except to the extent that such Substitute Security replaces this PPF Group Guarantee in its entirety), in respect of the obligations or liabilities of the Guarantor pursuant to the Guarantee or any other agreement entered into pursuant thereto or of any such other security or the release of any such other security and the PPF Group Guarantors' liability under this PPF Group Guarantee shall not be affected by any failure, delay or forbearance on the part of the Beneficiaries in enforcing any such security or any of its rights against the Guarantor;

(v)
any present or future law or regulation purporting to reduce or prejudice any of the obligations or liabilities of PPF pursuant to the Transaction Documents or of the Guarantor pursuant to the Guarantee;

(vi)
the taking, variation, compromise, renewal or release of or refusal or neglect to effect take up or enforce any rights against or security over assets of PPF or the Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(vii)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status, function, control or ownership of PPF, the Guarantor or any other person; or

(viii)
any unenforceability, illegality or invalidity of any obligations of PPF under the Transaction Documents or any Guarantor Obligations under the Guarantee to the intent that the PPF Group Guarantor's liability under this PPF Group Guarantee shall remain in full force and its guarantee be construed accordingly as if there were no unenforceability, illegality or invalidity.

4	Principal obligor

Without prejudice to the Beneficiaries' rights against the Guarantor as principal obligor, the PPF Group Guarantor shall be deemed principal obligor and not merely as surety in respect of the Guarantor Obligations and accordingly the PPF Group Guarantor shall not be discharged nor shall its liability hereunder be affected by any act or thing or means whatsoever by which its said liability would have been discharged or affected if it had not been principal obligor.

5	Discharge of PPF Group Guarantee

5.1
Notwithstanding any composition, release or arrangements effected by the Beneficiaries with the Guarantor, the PPF Group Guarantor's liability under this PPF Group Guarantee shall be discharged only by payment and discharge by the PPF Group Guarantor to the Beneficiaries in full of the Guarantor Obligations.

5.2	For the avoidance of doubt the Beneficiaries hereby acknowledge that under no circumstances shall:

(i)	the PPF Group Guarantor be required to make payment more than once for any loss under this PPF Group Guarantee;

(ii)
any of the Beneficiaries be entitled to demand recovery of any loss under this PPF Group Guarantee in respect of which loss the PPF Group Guarantor has already made payment in full to another Beneficiary pursuant to this PPF Group Guarantee; or

(iii)	any of the Beneficiaries be entitled to recover in respect of a loss under this PPF Group Guarantee, if such party has already recovered for such loss under any other Transaction Document.

6	Reinstatement

Each assurance, security or payment which may be avoided under any enactment relating to bankruptcy or insolvency or any statutory modification or re-enactment of any such enactment, remains in force notwithstanding any intermediate settlement of account or payment or any change in the constitution or control of, or the insolvency or any bankruptcy, winding-up or analogous proceedings relating to the Guarantor.

7	Continuing Guarantee

This PPF Group Guarantee shall be a continuing guarantee and the provisions of this PPF Group Guarantee shall remain in force notwithstanding any intermediate settlement of account or payment or any change in the constitution or control of, or the appointment of a receiver, administrative receiver or administrator of any of the Guarantor's assets, insolvency or any bankruptcy, winding-up, reorganisation, amalgamation, reconstruction or analogous matter or proceedings relating to the Guarantor.

8	Partial Exercise

No single exercise of any right, power or privilege conferred by this PPF Group Guarantee shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

9	Appropriations

9.1	Until all of the Guarantor Obligations under or arising pursuant to the Guarantee have been irrevocably paid and/or discharged in full, the PPF Group Guarantor shall not:

(i)
by virtue of or in respect of any payment made, security realised or moneys received for or on account of the PPF Group Guarantor's liability under this PPF Group Guarantee, be subrogated to, benefit from, succeed to or share in any rights, security or moneys held or received by the Beneficiaries or be entitled to any right of contribution or claim any right of indemnity, or exercise any other rights or legal remedies; or

(ii)
claim or prove as creditor or otherwise in competition with the Beneficiaries in respect of any moneys owing to it by the Guarantor in the event of any bankruptcy, liquidation or other insolvency proceedings relating to the Guarantor.

9.2
In the event the PPF Group Guarantor receives any sums from the Guarantor in respect of any payment of the PPF Group Guarantor hereunder, the PPF Group Guarantor shall hold such monies in trust for the Beneficiaries so long as any sums are payable (contingently or otherwise) under this PPF Group Guarantee in relation to the Guarantor.

10	Payment and Performance

10.1	All payments made by the PPF Group Guarantor under this PPF Group Guarantee shall be made to the Beneficiary which has requested such payment.

10.2
All payments shall be made in US Dollars. If the PG Demand is denominated in any other currency such amount shall be converted on the date upon which the PPF Group Guarantor makes such payment or deposits such amounts in the Escrow Account (as appropriate) into US Dollars applying the relevant exchange rate set forth in the Framework Agreement.

10.3
All sums payable under this PPF Group Guarantee shall be paid in full without set-off or counterclaim and free and clear of and without deduction of or withholding for or on account of any present or future taxes, duties and/or other charges.

10.4	To the extent any of the Guarantor’s Obligations to which a PG Demand relate require performance instead of payment, such performance shall be on the terms specified in the Guarantee.

11	Amendments

The PPF Group Guarantor hereby authorises the Guarantor and the Beneficiaries to make any addendum or variation to the Guarantee, the full and due performance and observance of which addendum or variation shall be likewise guaranteed by the PPF Group Guarantor in accordance with the terms of this PPF Group Guarantee. The obligations of the PPF Group Guarantor hereunder shall in no way be affected by any variation or addendum to the Guarantee.

12	Additional security

This PPF Group Guarantee is in addition to and not in substitution for any present and future guarantee, lien or other security held by the Beneficiaries (including for the avoidance of doubt the Guarantee and any Substitute Security). The Beneficiaries' rights hereunder are in addition to and not exclusive of those provided by law.

13	Changes to the parties

No party may assign, transfer or novate or dispose of any of, or any interest in, or its rights, benefits and/or obligations under this PPF Group Guarantee without consent of the other parties in writing; provided, however, that the Beneficiaries may effect such an assignment, transfer, novation or disposal in order to grant security interests to a non-affiliated financial institution for purposes of securing financing.

14	Representations and warranties

The PPF Group Guarantor represents and warrants to the Beneficiaries that:

(i)	it has full power, authority and right to enter into and carry out its obligations hereunder,

(ii)	this PPF Group Guarantee constitutes the valid and legally binding obligations of it,

(iii)	the entry into and performance by it of, and the transactions contemplated by this PPF Group Guarantee do not and will not conflict with:

(a)	any law or regulation or judicial or other order,

(b)	its constitutional documents; or

(c)	any document which is binding on it or on any of its assets; and

(iv)
it is neither insolvent, unable to pay its debts as they fall due (as such expression is defined in sub-sections 1(a) to (d) (inclusive) and sub-section (2) of section 123 of the Insolvency Act 1986), nor subject to any insolvency or analogous proceedings in any jurisdiction.

15	Indemnity

The PPF Group Guarantor hereby agrees to indemnify the Beneficiaries upon demand against all reasonable Losses (and any Taxes or charges thereon) to which the Beneficiaries may be subject or which the Beneficiaries may incur in connection with the enforcement of this PPF Group Guarantee.

16	Notices

Any notice to be given hereunder shall be deemed to be duly given if it is delivered by hand or sent by registered or recorded delivery to the addressees' registered office and in the case of any such notices, the same shall, if sent by registered post or recorded delivery, be deemed to have been received 48 hours after being posted.
17	Governing Law and Jurisdiction

17.1	This PPF Group Guarantee shall be governed by and construed in accordance with the laws of England and Wales.

17.2
Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, that cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the UNCITRAL Arbitration Rules, by three arbitrators appointed by the Parties or otherwise appointed by the London Court of International Arbitration in accordance with such rules. The arbitration shall be conducted in London and all documents and proceedings shall be in the English language. Any of the Parties shall have the right to initiate the proceedings.

17.3
The PPF Group Guarantor shall not seek to contest the validity, quantum or enforceability of any of the Guarantor Obligations on the basis of contesting the validity, quantum or enforceability of any underlying Demand Obligations, to the extent that such validity, quantum or enforceability of the Demand Obligations has been determined pursuant to a Final Decision.

18	Counterparts

This PPF Group Guarantee may be executed in any number of counterparts each of which when executed shall constitute an original of this PPF Group Guarantee and all the counterparts together shall constitute one and the same instrument.

19	Severability

If any provision of this PPF Group Guarantee is or becomes illegal, invalid or unenforceable that shall not affect the validity or enforceability of any other provisions of this PPF Group Guarantee.

20	Rights of Third Parties

No person who is not a party to this PPF Group Guarantee, shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this PPF Group Guarantee.

IN WITNESS whereof the PPF Group Guarantor has executed and delivered this PPF Group Guarantee as a deed the day and year first before written.

Executed as a deed by:
PPF GROUP N.V.
acting by:

/s/ Wilhelmus Jacobus Meyberg
Authorised signatory

Executed as a deed by:
CME MEDIA ENTERPRISES B.V.
acting by:

/s/ Ana Sljivic
Authorised signatory

Executed as a deed by:
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD
acting by:

/s/ Ana Sljivic
Authorised signatory